UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2007

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On December 29, 2007, Sinoenergy Corporation (the “Company”), through a wholly-owned subsidiary, entered into an agreement and supplementary agreement with Qingdao Qingqing Enviromental Industry Co., Ltd.,Japan Chubu Daichi Yuso Co., Ltd., Japan Neverlandcopy, and Sanix Co., Ltd. pursuant to which the subsidiary would acquire from the sellers 100% of the outstanding equity interest in Qingodao Shan Yang Tai Chemistry Resources Development Co. Ltd. (“Qingodao Shan Yang”), whose sole asset is real property located in Qingdao City of Shandong Province, China, for a purchase price of RMB43 million, which, based on the current exchange ratio, is equivalent to $5.33 million. The purpose of the acquisition was to enable the Company to acquire the land rights for the property on which it will build its manufacturing facilities. The Company anticipates that it will sell the land use rights for its present facilities, although at present it has no agreement or understanding with respect to any such sale.

The purchase price is payable in installments, as follows:

•	An initial payment equal to 20% of the purchase price was due and paid five days after the agreement was signed, which was December 29, 2007.

•	A second payment equal to 50% of the purchase price is due within five business days after certain conditions are met and governmental approvals are obtained.

•	The remaining 30% of the purchase price is due within five business days after the Company has confirmation that the sellers have paid indebtedness, which was defined in the agreement.

A copy of the English translation to the agreement is filed as Exhibit 99.1 and a copy of the English Translation of the supplementary agreement is filed as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1
English translation of Equity Transfer Agreement dated December 17, 2007, between Sinoenergy Holding Limited, Qingdao Qingqing Enviromental Industry Co., Ltd., Japan Chubu Daichi Yuso Co., Ltd., Japan Neverlandcopy and Sanix Co., Ltd.

99.2
English translation of Supplementary Agreement of Equity Transfer dated December 24, 2007, between Sinoenergy Holding Limited,   Qingdao Qingqing Enviromental Industry Co., Ltd. and Qingdao Jia Run He Trading Co. Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION (Registrant)

Date: February 5, 2008	By:	/s/ Qiong (Laby) Wu

Qiong (Laby) Wu, Chief Financial Officer